Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-290140, 333-278213, 333-269154, 333-263790, 333-254656, 333-237407, 333-230536 and 333-227859) and Form S-3 (Nos. 333-291510 and 333-290138) of Equillium, Inc. of our report dated March 25, 2026, on the consolidated balance sheet of Equillium, Inc. as of December 31, 2025, and the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes thereto, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Costa Mesa, California
March 25, 2026